Exhibit 10.47

TRAVELERS

PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited.  Refer below to Section 18.)

Participant:	Jay S. Fishman	Grant Date:	“GRANT DATE”
Number of Performance Shares: “GRANTED”
Performance Period: XXXXX XX, 20XX to XXXXX XX, 20XX

1.                                      Grant of Performance Shares. This performance shares award is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date an award (“Award”) for the initial number of Performance Shares set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 7.

2.                                      Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in the Plan, this grant notification and agreement, including Exhibits A and B (the “Award Agreement”), and the prospectus dated February 5, 2013 (titled “Travelers Equity Awards”) and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting this Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future financial performance of the Company, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align participants’ interests with those of shareholders, is subject to performance conditions and will be cancelled if the performance or other conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) performance may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the performance conditions have been satisfied.  The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is vested and settled in shares of Common Stock.

3.                                      Performance Period. For purposes of the Award, the Performance Period shall be defined as the three-year period commencing XXXXX XX, 20XX and ending XXXXX XX, 20XX or such shorter period as provided in the Addendum.

4.                                      Vesting.  The Award shall vest in full on the last day of the Performance Period, provided the Participant remains continuously employed within the Travelers Group.  If the Participant has a termination of, or break in, employment prior to the last day of the Performance Period, the Participant’s rights are determined under the Award Rules of Exhibit A, or if applicable, the Addendum.

5.                                      Settlement of Award.  The number of Performance Shares vested (which shall include any additional Performance Shares credited to the Participant’s account pursuant to Section 6) shall be calculated based on the Performance Shares Vesting Grid set forth in Exhibit B. The Company shall deliver to the Participant, subject to any certification of satisfaction of the performance goal as required by the Plan in order to comply with Section 162(m) of the Internal Revenue Code, a number of shares of Common Stock equal to the number of vested Performance Shares on January 1 of the year following the end of the Performance Period or as soon as administratively practicable thereafter (but no later than March 15 of the year following the end of the Performance Period, except as provided in the Addendum). The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation.

6.                                      Dividend Equivalents. The Participant shall be entitled to receive additional Performance Shares with respect to any cash dividends declared by the Company. The number of additional Performance Shares shall be determined by multiplying the number of Performance Shares credited to the Participant’s account (which shall include the number of Performance Shares set forth above, plus any Performance Shares credited in connection with dividend payments under this Section 6), times the dollar amount of the cash dividend per share of Common Stock, and then dividing by the Fair Market Value of the Common Stock as of the dividend payment date. The Participant’s right to any Performance Shares credited to the Participant’s account in connection with dividends shall vest in the same manner described in Section 4.  As described in Section 5, such additional Performance Shares shall be included in the total number of Performance Shares credited to the Participant’s account for purposes of applying the Performance Shares Vesting Grid.

7.                                      Grant Conditioned on Principles of Employment Agreement.

(a)                                 Notwithstanding any contrary provision in this Award Agreement, the grant of the Award shall not be effective and shall be null and void unless the Participant has agreed, in the manner prescribed by the Company and no later than the date immediately preceding the Grant Date, to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to the Participant.

(b)                                 By accepting the Award, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the POE Agreement.

8.                                      Acceptance of Exhibit A — Award Rules.  The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

9.                                      Acceptance of and Agreement to Non-Solicitation Conditions.  In consideration for the Award of Performance Shares under this Award Agreement, the Participant agrees to be bound by the following conditions (the “Non-Solicitation Conditions”):

(a)                                 The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 9 are intended to protect the Travelers Group and other participants in the Plan against the Participant raiding its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the conclusion of the Participant’s employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group (the “Termination Date”), while recognizing that after the Termination Date, the Participant is still permitted to compete with the Travelers Group, except to the extent “Confidential Information” is used in such competitive activity and subject to the restrictions set forth below. Further, nothing in this Section 9 is intended to grant or limit any rights or claims as to any future employer of the Participant.  For purposes of this Award Agreement, “Confidential Information” includes, but is not limited to, highly sensitive non-public information such as social security numbers; medical information; internal information about Travelers’ business, such as non-public financial, sales, marketing, technical and business information, including profit and loss statements, business/marketing strategy and trade secrets; employee, client, customer, policyholder, vendor, consultant and agent information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained solely through the course of employment at Travelers.  Nothing in this definition should be construed as prohibiting non-managerial employees from sharing information concerning their own wages or other terms and conditions of employment, or for purposes of otherwise pursuing their legal rights.  The Participant’s obligations with respect to Confidential Information under this Section 9 are in addition to, and do not relieve the Participant of, any obligations that the Participant has with respect to Confidential Information under other agreements, Company plans or policies, or applicable law.

(b)                                 Non-Solicitation of Employees. During the Restricted Period, the Participant will not seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Further, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person. The Participant shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 9. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not specifically direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c)                                  Non-Solicitation of Business. If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a direct competitor of the Company, then, during the Restricted Period, the Participant will not use Confidential Information to seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interference with, attempt to influence or otherwise affect any person or entity who is a client, customer, policyholder, or agent of the Travelers Group, to discontinue business with the Travelers Group, and/or move that business elsewhere.  The Participant also agrees not to be directly and personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Travelers Group, at any time after the Termination Date, even if Confidential Information is not involved.  The Participant may, at any time after the Termination Date, direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) Confidential Information is not involved, (ii) the Participant is not personally and directly involved in such activities, and (iii) the Participant does not direct such third party specifically to target agents of Travelers Group.

(d)                                 Subject to the non-competition obligations in the Award Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above or any other contractual, statutory or common law obligations to the Company.

(e)                                  Notwithstanding anything herein to the contrary, if the Participant breaches any of the Non-Solicitation Conditions of this Section 9, then one day of additional time shall be added to the restriction (and to the definition of Restricted Period) for each day of noncompliance, so that the Company is given the benefit of Participant’s compliance with the restriction for a full twelve (12) months.

(f)                                   If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(g)                                  During the Restricted Period or any extension thereof, the Participant shall notify any subsequent employer of his or her obligations under this Award Agreement prior to commencing employment.  During the Restricted Period or any extension thereof, the Participant will provide the Company fourteen (14) days advance written notice prior to becoming employed by any person or entity or engaging in any business of any type or form.

(h)                                 As consideration for and by accepting the Award, the Participant agrees that the Non-Solicitation Conditions of this Section 9 shall supersede any non-solicitation covenants contained or incorporated in any prior equity award made by the Company to the Participant under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, or The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan (“Prior Equity Awards”); accordingly, such Prior Equity Awards shall become subject to the terms and conditions of the Non-Solicitation Conditions of this Section 9.  However, these Non-Solicitation Conditions shall be in addition to, and shall not supersede, any non-solicitation, non-competition or other restrictive covenants contained or incorporated in (i) any Non-Competition Agreement between the Company and the Participant arising out of the Participant’s service as a Management Committee member, (ii) any other agreement between the Company and the Participant (other than such Prior Equity Awards), or (iii) any other Company plan or policy that covers the Participant (other than such Prior Equity Awards).

10.                               Forfeiture of Performance Shares Award.

(a)                                 Participant’s Agreement.  The Participant expressly acknowledges that the terms of Section 9 and this Section 10 are material to this Agreement and reasonable and necessary to protect the legitimate interests of the Company, including without limitation, the Company’s Confidential Information, trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of these Non-Solicitation Conditions by the Participant would cause substantial and irreparable harm to the Company and other Participants in the Plan.  The Participant further acknowledges and agrees that:

(i)            The receipt of the Award constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and recapture provision of subsection 10(b) below, and the Non-Solicitation Conditions of Section 9 above, and the amendment of prior equity award provisions of subsection 10(f) and Section 20, below.

(ii)           The Participant’s rights with respect to the Award are conditioned on his or her timely acceptance of the POE Agreement and his or her compliance with the POE Agreement at all times thereafter.

(iii)          The scope, duration and activity restrictions and limitations described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, even if any provision of Section 9 or this Section 10 may limit the Participant’s ability to earn a livelihood for some period of time.  The Participant acknowledges that all restrictions and limitations relating to the Restricted Period will apply regardless of the reason the Participant’s employment ends.  The Participant further agrees that any alleged claims the Participant may have against the Company do not excuse the Participant’s obligations under this Award Agreement.

(b)                                 Remedies for Breach.  The Participant agrees that, prior to the Termination Date and during the Restricted Period, if the Participant breaches the Non-Solicitation Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Company at law and in equity (including without limitation those set forth in the Award Rules for involuntary termination), the Participant will immediately forfeit any portion of the Award made under this Award Agreement that has not yet been paid, settled or vested.  The Company may also recapture from the Participant any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period from any such Award (including without limitation the amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of the Award, and/or any consideration received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of the Award). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.

(c)                                  No Limitation on Company’s Rights or Remedies.  The forfeiture and recapture remedies under subsection 10(b) shall not limit or modify the Company’s rights and remedies to obtain other monetary, equitable or injunctive relief as a result of breach of, or in order to enforce, the terms and conditions of this Agreement or with respect to any other covenants or agreements between the Company and the Participant or the Participant’s obligations under applicable law.

(d)                                 Award Rules.  The Award Rules provide a right to payment, subject to certain conditions, following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the settlement date of the Award (such non-compete condition may extend beyond the Restricted Period).  The remedies for a violation of such non-compete conditions are specified in the Award Rules and are in addition to any remedies of the Travelers Group under this Section 10.

(e)                                  Severability.  If any court determines that any of the terms and conditions of Section 9 or this Section 10 are invalid or unenforceable, the remainder of the terms and conditions shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the terms and conditions are unenforceable because of the duration of such terms and conditions or the area covered thereby, such court shall have the power to reduce the duration or area of such terms and conditions and, in their reduced form, the terms and conditions shall then be enforceable and shall be enforced.

(f)                                   Awards Subject to Recoupment.  Except to the extent prohibited by law, an outstanding Award may be forfeited, and the compensatory value received under the Award (including without limitation the amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of the Award, or consideration received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of the Award) may be subject to recoupment by the Company, in accordance with the Company’s executive compensation recoupment policy and other policies in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference.  As consideration for and by accepting the Award Agreement, the Participant agrees that all the remedy and recoupment provisions of this Section 10 shall apply to any prior equity award made by the Company to the Participant, shall be in addition to and shall not supersede any other remedies contained or referenced in any such prior equity award, and, accordingly, such prior equity award shall become subject to both those other remedies and the terms and conditions of this Section 10.

(g)                                  Survival of Provisions.  The agreements, covenants, obligations, and provisions contained in Section 9 and this Section 10 shall survive the Participant’s Termination Date and the expiration of this Award Agreement, and shall be fully enforceable thereafter.

11.                               Consent to Electronic Delivery.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may desire or be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

12.                               Administration.  The Company’s Administrative Committee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion.  The Participant’s rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Administrative Committee adopts from time to time.  The interpretation and construction by the Administrative Committee of the Plan and this Award Agreement, and such rules and regulations as the Administrative Committee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

13.                               Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement, the Prospectus and other Company policies in effect from time to time relating to the Plan, constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant.  Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement.  The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant, specifically including Sections 9 and 10 hereof, shall survive such date.  The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

14.                               No Right to Employment.  The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time.  The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law.  The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group.

15.                               No Limitation on the Company’s Rights.  The Participant agrees that nothing in this Award Agreement shall in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

16.                               Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Performance Shares, except as otherwise provided in the Prospectus.

17.                               Conflict.  In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

18.                               Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept.  By accepting this Award, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this Award Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Award will lapse ninety (90) days from the Grant Date and the Award will be forfeited on such date if the Participant does not accept the Award by such date.  This grant is null and void if the Participant has not by the date immediately preceding the

Grant Date agreed to be bound by the POE Agreement. For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between the Company and the Participant.

19.                               Waiver; Cumulative Rights.  The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing.  Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

20.                               Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Minnesota, City and County of St. Paul, including the Federal Courts located therein (should Federal jurisdiction exist).  The parties consent to and submit to the personal jurisdiction and venue of courts of Minnesota and irrevocably waive any claim or argument that the courts in Minnesota are an inconvenient forum.  The Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Company via first class mail or other nationally recognized overnight delivery provider, or by any third party regularly engaged in the service of process.  As consideration for and by accepting the Award, the Participant agrees that the Governing Law and Forum for Disputes provision of this Section 20 shall supersede any governing law, forum or similar provisions contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of this Section 20.

EXHIBIT A

AWARD RULES

TO TRAVELERS’ PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

When you leave the Company

References to “you” or “your” are to the Participant.  “Termination Date” is defined in Section 9(a) of the Award Agreement and means the date of the conclusion of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the end of the Performance Period and the vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards granted under the Plan. Special rules apply for vesting and settlement of your Award in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If You:	Here’s What Happens to Your Award:
Resign (but do not meet the Retirement Rule)	Your rights under the Award are cancelled, and your right to the Performance Shares is forfeited.

Become disabled (as defined under the Company’s applicable long-term disability plan)

You will be entitled to receive the number of shares of Common Stock you would have received, if any, if your employment had not terminated due to disability, multiplied by a fraction equal to the number of days from the first day of the Performance Period to the Termination Date, divided by the total number of days in the Performance Period. Any such shares will be received at the time of settlement of the Performance Shares after the end of the Performance Period.

Take an approved personal leave of absence approved by the Company under its Personal Leave Policy

Your rights under the Award continue when you are on such leave of absence for up to three months. Once your approved leave of absence exceeds three months, your rights under the Award are suspended until you return to work with the Company and remain actively employed for 30 calendar days, after which your rights under the Award will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination of employment provisions will apply. If your personal leave of absence exceeds one year, your rights under the Award are cancelled, and your right to the Performance Shares is forfeited.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Your rights under the Award continue when you are on such leave of absence.

Die while employed or following employment while your Award is outstanding

Your estate will be entitled to receive a number of shares of Common Stock equal to the initial number of Performance Shares set forth at the beginning of the Award, plus any Performance Shares credited as dividend equivalents in connection with the dividends paid or payable as of the date of your death, multiplied by a fraction equal to the number of days in the Performance Period from the first day of the Performance Period to your date of death, divided by the total number of days in the Performance Period. Any such shares will be delivered as soon as administratively possible following your death. No

If You:	Here’s What Happens to Your Award:

Performance Shares shall be credited with respect to any cash dividends paid by the Company after the date of the Participant’s death but prior to the distribution with respect to Performance Shares already credited to the Participant’s account.

Are terminated involuntarily for gross misconduct or for cause*	Your rights under the Award are cancelled, and your right to the Performance Shares is forfeited.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Your rights under the Award are cancelled, and your right to the Performance Shares is forfeited.

While employed and at any time during the Restricted Period, breach the Non-Solicitation Conditions and/or the POE Agreement

As set forth in Section 10 of the Award Agreement, in addition to all rights and remedies available to the Company at law and in equity (including the above rights and remedies relating to involuntary termination), you will immediately forfeit any award to you under the Award Agreement that has not yet been paid, settled or vested. The Company may also recapture from you any and all compensatory value that you received for the last 12 months of your employment and through the end of the Restricted Period from any such award (including the amount of any cash payment or Common Stock distribution made to you upon settlement of the Award, or sale or transfer of the Common Stock, and/or the amount included as compensation in your taxable income upon settlement of the Award). You will promptly pay the full amount due upon demand, in the form of cash or shares of Common Stock at current Fair Market Value.

*                 The Committee, in its sole discretion, determines what constitutes “gross misconduct” and “cause.”

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”

If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If You:

Meet the Retirement Rule

You will be entitled to receive a number of shares of Common Stock equal to the shares you would have received, if any, if your employment had not terminated due to retirement in accordance with the Retirement Rule, multiplied by a fraction equal to the number of days from the first day of the Performance Period to the Termination Date, divided by the total number of days in the Performance Period. Any such shares will be received at the time of settlement of the Performance Shares after the end of the Performance Period. You will have a right to payment under the Retirement Rule provided that, prior to the time of settlement, you do not engage in any activities that compete with the business operations of the Travelers Group, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor.  You are not subject to this non-compete provision if you are terminated involuntarily, but you remain subject to Sections 9 and 10 of the Award Agreement, and the POE Agreement.

When called for under the above rules, as a condition to receiving payment, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date, and provide such other evidence of your compliance with the Retirement Rule as the Company may require.

EXHIBIT B

PERFORMANCE SHARES VESTING GRID

TO TRAVELERS’ PERFORMANCE SHARES AWARD NOTIFICATION AND AGREEMENT

Performance Period ROE*	% of Performance Shares Vested
> 14.0%	130%	(Maximum)
13.5	120
12.5	110
9.0	100
8.0	75
7.0	50	(Threshold)
< 7.0	0

*                 For any Performance Period ROE (as defined below) that is at least 7.0%, but falls between two Performance Period ROE performance levels, the percentage of Performance Shares vested shall be interpolated (for example, if Performance Period ROE is 13.0%, 115% of the Performance Shares would be vested).

Definitions:

“Performance Period ROE” is defined as the sum of the Adjusted ROE for each of the three years in the Performance Period, divided by three.

“Adjusted ROE” is defined as Adjusted Operating Income divided by Adjusted Shareholders’ Equity.

“Adjusted Operating Income” for each year in the Performance Period is defined as the Company’s net income from continuing operations as reported in the Company’s financial statements (including accompanying footnotes and management’s discussion and analysis), adjusted as set forth in the immediately following sentence. In calculating Adjusted Operating Income, net income from continuing operations shall be adjusted as follows: first (A) remove the after-tax effects of the following items: (i) losses (net of reinsurance) from catastrophes (as designated by the Insurance Service Office’s Property Claims Service Group, the Lloyd’s Claim Office, Swiss Reinsurance Company’s sigma report, or a comparable report or organization generally recognized by the insurance industry, and reported by the Company as a catastrophe); asbestos and environmental reserve charges (or releases); net realized investment gains or losses in the fixed maturities and real estate portfolios; and (ii)  extraordinary items, the cumulative effect of accounting changes and federal income tax rate changes, and restructuring charges, each as defined by generally accepted accounting principles in the United States, and each as reported in the Company’s financial statements (including accompanying footnotes and management’s discussion and analysis); (B) reduced, as to the first year in the Performance Period (20XX), by $XXXXXX, as to the second year in the Performance Period (20XX), by $XXXXXX times the ratio of: the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium, and as to the third year in the Performance Period (20XX), by $XXXXXX times the ratio of: the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium; and (C) reduced by an amount intended, as of the date of this award, to approximate historical levels of credit losses (on an after-tax basis) associated with the Company’s fixed income investments, determined by (i) multiplying a fixed factor, expressed as 2.25 basis points, by the amortized cost of the Company’s fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the Performance Period and (ii) adding the after-tax sum of the amounts resulting from (i) for such year in the Performance Period.

“Adjusted Shareholders’ Equity” for each year in the Performance Period is defined as the sum of the Company’s total common stockholders’ equity as reported in the Company’s balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, the Company’s total common shareholders’ equity as of the beginning and end of the year shall be adjusted to remove the cumulative after-tax impact of the following items during the Performance Period: (i) discontinued operations and (ii) the adjustments and reductions made in calculating Adjusted Operating Income.

ADDENDUM TO AWARD AGREEMENT

The special rules set forth in this Addendum will modify, and form part of, the Award Agreement for Jay S. Fishman (the “Participant”) for his Performance Shares Award granted            , 20  .  Reference is made in this Addendum to the letter agreement between the Company and the Participant dated December 19, 2008, governing certain terms and conditions of the Participant’s employment with the Company (the “Letter Agreement”).

The special rules set forth in the Addendum will apply if the Participant’s Termination Date occurs at any time during the period starting        , 20   and ending          , 20   due to his death, his Disability (as defined in the Letter Agreement), action by the Company without Cause (as defined in the Letter Agreement), or action by him for Good Reason (as defined in the Letter Agreement) (each, a “Good Leave Termination”).

1.                                      Performance Period and Performance Period ROE.

In the event of a Good Leave Termination, the Performance Period under the Award Agreement shall be as follows:

(a)                                 If the Good Leave Termination occurs before              , 20   , the Performance Period shall be the one-year period starting              , 20   and ending            , 20   .

(b)                                 If the Good Leave Termination occurs during the year commencing                   , 20    and ending 20   , the Performance Period shall be the two-year period starting             , 20   and ending                  , 20.

To determine the Participant’s percentage under the Performance Shares Vesting Grid set forth in Exhibit B, the “Performance Period ROE” shall be the sum of the Adjusted ROE for each of the years in the Performance Period, divided by the number of years in the Performance Period.

2.                                      Settlement of Award.

In the event of a Good Leave Termination, the number of Performance Shares (including Performance Shares granted in this Award, plus any additional Performance Shares credited as dividend equivalents under Section 6 of the Award Agreement) vesting pursuant to the Performance Shares Vesting Grid set forth in Exhibit B shall be delivered to Participant as soon as administratively practicable (but no later than 20 days) following the later of (a) certification of the performance results after the end of the Performance Period (which certification shall occur between January 1 and March 15 of the year following the end of the Performance Period, as determined in 1. of this Addendum), or (b) the first day of the seventh (7th) month following his separation from service (as defined in the Letter Agreement) (or, if the Participant’s Termination Date occurs due to his death, as soon as administratively practicable (but no later than 20 days) following his Termination Date).

The Participant shall remain subject to the forfeiture provisions in Section 10 of the Award Agreement upon the Participant’s breach of the Non-Solicitation Conditions (contained in the Award Agreement) and/or the Principles of Employment Agreement.  However, if the Good Leave Termination otherwise falls under the “Retirement Rule” set forth in Exhibit A, the Participant shall not be subject to the non-competition requirements otherwise attendant to the Retirement Rule.  Notwithstanding any contrary provision of this Award Agreement (including the Award Rules of Exhibit A), the number of Performance Shares due to the Participant shall not be prorated in the event of a Good Leave Termination.

3.                                      Minimum Number of Shares in Event of Death or Disability.

In the event of a Good Leave Termination due to the Participant’s death or Disability (as defined in the Letter Agreement), the number of Performance Shares vested shall not be less than one hundred percent (100%) of the number of Performance Shares granted in this Award, plus any additional Performance Shares credited as dividend equivalents under Section 6 of the Award Agreement.